Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT PROVIDES UPDATE ON CONTRACT RENEWAL

WITH JEROME STEVENS PHARMACEUTICALS

—Company Announces Preliminary Fiscal 2018 Fourth-Quarter and Full-Year Financial Results; To Host Conference Call Today at 8 a.m. ET—

Philadelphia, PA — August 20, 2018 — Lannett Company, Inc. (NYSE: LCI) today said that its distribution agreement with Jerome Stevens Pharmaceuticals (JSP), which expires on March 23, 2019, will not be renewed.

“The Steinlauf family advised us this past Friday evening that they will not renew our agreement to distribute three JSP products: Butalbital, Aspirin, Caffeine with Codeine Phosphate Capsules USP, Digoxin Tablets USP and Levothyroxine Sodium Tablets USP, upon its expiration in March 2019,” said Tim Crew, chief executive officer of Lannett.  “The family has assured us of a continuous supply of the products through March of next year.  These products remain valuable assets for us and are expected to significantly contribute to our financial performance in fiscal 2019.

“While we are disappointed, and intend to redouble our continuing efforts to explore options for addressing our capital structure, we have been preparing for this contingency, knowing that this outcome was a possibility.  Accordingly, we have been focused on improving our already strong base commercial business of more than 100 currently marketed products.  Since the beginning of this year, we added new products to our offering and expanded our customer base.  We continued to streamline our operations.  Specifically, we successfully launched eight new products in the first seven months of calendar 2018, which we estimate will add net sales in excess of $50 million in fiscal 2019, and in addition to our launches, we completed several transactions to add more than 25 market-ready or near-market-ready product lines to our pipeline.  Importantly, we continue to make excellent progress advancing other previously approved products toward launch and plan to commence marketing a substantial number of them in the coming months and throughout fiscal 2019.

“In addition, in our current fiscal year, we have already submitted four drug applications associated with two product families, implemented a restructuring plan at our Cody Laboratories subsidiary and streamlined our product distribution function.

“Looking ahead, our team is actively evaluating a number of additional potential transactions to add even more products to our portfolio to grow revenues and profits, and diversify our business.  We have more than 20 owned and partnered drug product applications currently pending at the FDA, and anticipate a significant number of product approvals in fiscal 2019.  We also expect to expand restructuring initiatives to further reduce expenditures.  Finally, we are evaluating the impact of this contract ending in March 2019 on our goodwill.”

Preliminary Fiscal 2018 Fourth Quarter and Full Year Financial Results

For the fiscal 2018 fourth quarter, net sales are expected to be approximately $171 million, GAAP loss per share attributable to Lannett to be between $0.30 and $0.32 and Adjusted earnings per diluted share attributable to Lannett to be between $0.62 and $0.64.  For the prior-year fourth quarter, the company recorded net sales $139.1 million, GAAP net income attributable to Lannett of $5.7 million, or $0.15 per diluted share, and Adjusted net income attributable to Lannett of $15.1 million, or $0.40 per diluted share.

For the fiscal 2018 full year, net sales are expected to be approximately $685 million, GAAP earnings per diluted share attributable to Lannett to be between $0.73 and $0.75 and Adjusted earnings per diluted share attributable to Lannett to be between $3.08 and $3.10.  For the fiscal 2017 full year, net sales were $637.3 million, GAAP net loss attributable to Lannett was $0.6 million, or $0.02 per share, and Adjusted net income attributable to Lannett was $107.9 million, or $2.86 per diluted share.

Commenting on the company’s preliminary financial results for the fiscal 2018 fourth quarter and full year, Crew said, “Our financial performance was within our expected range, with revenue and adjusted net income solidly improved over last year.  And, based on the preliminary results, we remain well within our debt financial covenant, and we expect to continue to meet these requirements throughout fiscal 2019.”

Lannett will report full financial results for its fiscal 2018 fourth quarter and full year on Tuesday, August 28, 2018, after the market closes.  Lannett management will host a conference call that same afternoon at 4:30 p.m. ET to review the company’s performance and answer questions.

Special Conference Call Information, and Forward-Looking Statements

Today at 8 a.m. ET, the company will host a conference call to discuss today’s announcement.  The conference call will be available to interested parties by dialing 866-436-9172 from the U.S. or Canada, or 630-691-2760 from international locations, passcode 47456215.  The call will be broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, the impact of the termination of our agreement with Jerome Stevens Pharmaceuticals on our future business performance, successfully commercializing recently launched products and other products in the company’s portfolio, acquiring additional products, receiving FDA approvals for owned or partnered product applications and remaining within the company’s debt financial covenants, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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